Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Announces Underwriters’ Full Exercise of Over-Allotment Option on Series C Cumulative Preferred Shares

Westport, Conn., December 2, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that the underwriters of its 7.875% Series C Cumulative Preferred Shares, with a liquidation preference of $25.00 per share, have exercised in full their option to purchase an additional 600,000 Series C Cumulative Preferred Shares, which is expected to result in approximately $14.5 million of additional proceeds to the Company upon closing on December 2, 2019, after deducting the underwriting discount and estimated offering expenses payable by the Company. This will bring the total net proceeds from the offering to approximately $110.9 million after deducting the underwriting discount and estimated offering expenses payable by the Company.
CODI used the net proceeds from the original offering of 4,000,000 Series C Cumulative Preferred Shares, together with its own cash, to repay in full the outstanding balance of its term loan under its credit facility, and intends to use the additional proceeds from the over-allotment option for general corporate purposes.
Morgan Stanley, RBC Capital Markets and UBS Investment Bank are acting as joint book-running managers on the offering. J.P. Morgan, Janney Montgomery Scott and William Blair are acting as co-managers for the offering. A copy of the final prospectus relating to the offering may be obtained from the following addresses:

Morgan Stanley & Co. LLC	RBC Capital Markets, LLC
180 Varick Street	200 Vesey Street
New York, New York 10014	New York, New York 10281
Attn: Prospectus Department	Attn: Transaction Management
Email: prospectus@morganstanley.com	Telephone: (866) 375-6829
Telephone: (800) 584-6837

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019
Attn: Prospectus Department
Telephone: (888) 827-7275

The offering was made pursuant to an effective shelf registration statement and prospectus filed by CODI with the Securities and Exchange Commission (“SEC”). You may obtain copies of the registration statement and the final prospectus for free by visiting EDGAR on the SEC web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

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The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2018, as retrospectively revised and recast through the Current Report on Form 8-K filed on November 13, 2019, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.